FOR IMMEDIATE RELEASE


                FOREST OIL CORPORATION ANNOUNCES
                   ADDITIONAL SAXON INVESTMENT


DENVER, COLORADO - MARCH 13, 1997 - Forest Oil Corporation announced today that pursuant to its Equity Participation Agreement with Saxon Petroleum Inc., Forest has exercised its right to purchase from the treasury of Saxon an additional 5,538,750 shares of Saxon, consisting of 3,158,142 common shares and 2,380,608 non-voting convertible shares. As a result of the purchase, Forest now owns approximately 87.4 million, or approximately 66%, of the outstanding shares of Saxon consisting of 43,958,142 common shares and 43,470,774 non-voting convertible shares.

Forest also announced that it is fully supportive of Saxon's recently announced bid to purchase Truax Resources Corporation and presently intends to purchase additional shares of Saxon
Petroleum Inc. in connection with this transaction.

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. Forest's principal reserves and producing properties are located in the Gulf of Mexico, Texas, Oklahoma and Canada. Forest's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol FOIL.

March 13, 1997